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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281,
333-41537, 333-48777, 333-76261, 333-33442, 333-33934, 333-58056 and 333-101973
on Form S-8 and Registration Statement No. 333-24291 on Form S-3 of our report dated February 3, 2003, relating to the consolidated financial statements of Tenneco Automotive Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) a change in accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, and (ii) the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K of Tenneco Automotive Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE

Chicago, Illinois
March 17, 2003